INTERIM CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

(Unaudited - prepared by Management)

3
2004

Suite 510, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3A8
Telephone: 604.684.2285 Facsimile: 604.684.8887 Toll Free: 1.800.789.ATNA email: atna@atna.com www.atna.com

ATNA RESOURCES LTD.
Interim Consolidated Balance Sheets
Canadian Funds

	As at Sept. 30, 2004 (Unaudited)	As at Dec. 31, 2003 (Audited)
ASSETS
Current
Cash and cash equivalents	$ 2,989,663	$ 3,691,757
Amounts receivable (note 7a)	1,046,835	12,175
Marketable securities (note 7a)	2,413,575	57,575
Prepaid expenses	36,127	7,993

	6,486,200	3,769,500
Reclamation deposit	6,950	--
Equipment	85,716	41,355
Resource properties (note 5)	5,216,468	9,736,561

	$ 11,795,334	$ 13,547,416

LIABILITIES
Current
Accounts payable	$ 369,956	$ 65,217

SHAREHOLDERS' EQUITY
Share capital (note 3)	36,650,190	36,524,790
2004 - 30,634,667 shares
2003 - 30,194,667 shares
Contributed surplus (note 4)	189,346	94,576
Deficit	(25,414,158)	(23,137,167)

	11,425,378	13,482,199

	$ 11,795,334	$ 13,547,416

APPROVED BY THE BOARD OF DIRECTORS

/s/ Glen D. Dickon	/s/ David H. Watkins

Glen D. Dickson	David H. Watkins

See accompanying notes

ATNA RESOURCES LTD.
Interim Consolidated Statements of Operations and Deficit
Canadian Funds
(Unaudited)

	For the three months Ended September 30,		For the nine months Ended September 30,
	2004	2003	2004	2003

EXPENSES
Interest and other income	$ (12,904)	$ (14,006)	$ (54,277)	$ (50,692)
Exploration and business development	32,946	130,731	171,815	625,069
Listing and transfer agent fees	1,594	1,647	22,569	26,121
Office expenses	11,915	9,078	40,240	53,462
Professional fees	3,526	2,000	21,274	55,437
Rent and services	17,097	15,544	64,937	45,059
Shareholder communications	50,204	42,839	164,537	136,019
Wages and benefits	20,865	33,358	127,407	261,772
Stock-based compensation (note 4)	4,840	--	94,770	--
Amortization	3,830	1,669	9,861	11,068
Foreign exchange (gain) loss	85,207	13,570	37,421	77,304
Net loss (gain) on asset disposition
- Wolverine property	3,002	--	1,359,561	--
- Other assets	173,422	(5,635)	216,876	11,660

Net loss for the period	395,544	230,795	2,276,991	1,252,279
Deficit, beginning of period	25,018,614	22,393,716	23,137,167	21,372,232

Deficit, end of period	$ 25,414,158	$ 22,624,511	$ 25,414,158	$ 22,624,511

Loss per share	$ 0.01	$ 0.01	$ 0.07	$ 0.06

Weighted-average number of
common shares outstanding	30,590,645	22,194,646	30,481,346	22,194,646

See accompanying notes

ATNA RESOURCES LTD.
Interim Consolidated Statements of Cash Flows
Canadian Funds (Unaudited)

	For the three months Ended September 30,		For the nine months Ended September 30,
	2004	2003	2004	2003
CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
Net loss for the period	$ (395,544)	$ (230,795)	$(2,276,991)	$(1,252,279)
Net adjustment for items not
involving cash	185,094	(2,926)	1,681,068	198,943

	(210,450)	(233,721)	(595,923)	(1,053,336)
Changes in non-cash working
capital components:
Amounts receivable	(1,022,159)	(13,257)	(1,034,660)	25,108
Prepaid expenses	(445)	(1,010)	(28,134)	1,367
Accounts payable	250,531	(37,719)	304,739	(310,691)
Value-added tax receivable	(10,141)	(12,147)	(21,995)	(10,471)

	(992,664)	(297,854)	(1,375,973)	(1,348,023)

INVESTING ACTIVITIES
Acquisition of resource properties	(142,155)	48,623	(224,828)	(179,781)
Exploration and development	(867,282)	(175,630)	(1,147,415)	(378,203)
Purchase of reclamation deposit	--	--	(6,950)	--
Disposition of assets	1,000,000	26,264	2,000,000	64,544
Purchase of assets	(5,006)	--	(56,428)	(68,568)

	(14,443)	(100,743)	564,379	(562,008)

FINANCING ACTIVITY
Stock options exercised	17,000	13,000	109,500	13,000

Net increase (decrease) in cash
and cash equivalents	(990,107)	(385,597)	(702,094)	(1,897,031)
Cash and cash equivalents -
beginning of period	3,979,770	2,176,277	3,691,757	3,687,711

Cash and cash equivalents -
end of period	$ 2,989,663	$ 1,790,680	$ 2,989,663	$ 1,790,680

SUPPLEMENTARY CASH FLOW DISCLOSURES

	2004 ($)	2003 ($)
Common Shares issued for property	15,900	38,850
Marketable securities received for properties
- Pacific Ridge Exploration Ltd. (Sno property)	(10,000)	--
- Grandcru Resources Corporation (Clover property)	(75,000)	--
- Expatriate Resources (Wolverine property)	(2,271,000)	--

See accompanying notes

ATNA RESOURCES LTD.

Notes to the Interim Consolidated Financial Statements
For the Nine Month Periods Ended September 30, 2004 and 2003
(Unaudited)

1. NATURE OF OPERATIONS

The Company is incorporated in British Columbia and involved in the acquisition of resource properties that are considered sites of potential economic mineralization, and is currently engaged in the exploration of these properties. Certain of the Company’s properties contain defined mineral resources that cannot be considered economic until a commercial feasibility study is carried out. The ability of the Company to realize the costs it has incurred to date on these properties is dependent upon its being able to develop a commercial ore body, to finance the required exploration and development costs, and to acquire environmental, regulatory and other such permits as may be required for the successful development of the property.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements for the interim periods ended September 30, 2004 and 2003 are prepared in accordance with accounting principles generally accepted in Canada and are unaudited, but in the opinion of management reflect all adjustments (generally consisting of normal recurring accruals) necessary for the fair presentation of the Company’s financial position, operations and cash flows for the interim periods presented. These interim financial statements should be read in conjunction with the Company’s annual financial statements, including the notes thereto, as at and for the years ended December 31, 2003 and 2002.

3. SHARE CAPITAL

(a)     Authorized share capital of the Company consists of 100,000,000 common shares and 50,000,000 preferred shares without par value.

(b)     Issued and fully paid:

	No. of Shares	Amount
Outstanding at December 31, 2003	30,194,667	$36,524,790
Issued for mineral properties	30,000	15,900
Issued for stock options	410,000	109,500

Outstanding at September 30, 2004	30,634,667	$36,650,190

(c)     Stock Options and Warrants Outstanding at September 30, 2004:

Stocks options to purchase common shares have been granted to directors, employees and consultants of the Company at exercise prices determined by their market value on the date of the grant. At September 30, 2004, the Company had stock options outstanding for 2,085,000 common shares.

	Options	Weighted-Average Exercise Price	Expiry Date Range
Options outstanding at 12/31/03	1,680,000	$0.25	06/14/04 to 06/16/06
Exercised	(410,000)	$0.27	09/20/04 to 06/16/06
Expired	(50,000)	$0.45	06/14/04
Granted	865,000	$0.41	01/09/07 to 07/05/07

Options outstanding 9/30/04	2,085,000	$0.31	12/05/05 to 07/05/07

As at September 30, 2004, the Company had warrants and agent’s options outstanding for 5,183,650 common shares, exercisable at prices ranging from $0.43 to $0.74 per share prior to September 30, 2005 (35,000 agent’s options and 156,000 warrants were exercised subsequent to September 30, 2004).

4. CONTRIBUTED SURPLUS

In accordance with fair value accounting principles, the Company recorded $94,770 in non-cash compensation expense during the interim period in connection with the issuance of employee and director stock options. The offsetting credit was recorded in Contributed Surplus.

5. RESOURCE PROPERTIES

The aggregate balances of deferred costs to-date by property are as follows:

	Sept. 30, 2004	Dec. 31, 2003
CANADA
British Columbia properties	$ 456,982	$ 446,451
Wolverine properties, Yukon (note 7a)	--	5,625,402
Other Yukon properties
	2,391,888	2,324,654

	2,848,870	8,396,507

UNITED STATES
Arizona Properties	354,499	354,499
Pinson Property	668,946	--
Other Nevada properties	1,200,958	893,625

	2,224,403	1,248,124

CHILE
Chilean properties	143,195	91,930

TOTAL RESOURCE PROPERTIES	$5,216,468	$9,736,561

Current Property Transactions

a. Beowawe Property, Nevada, USA
The Company entered into an agreement with Prospector Consolidated Resources Inc. (“PRR”) to combine their Beowawe gold properties located in the Eureka County in Nevada. PRR has the option to acquire a 60% interest in the Company’s Beowawe property by issuing a total of 1,800,000 common shares to the Company and spending US$750,000 on exploration over a three-year period. Upon completion of the work commitment, PRR may increase its interest to 70% by completing a bankable feasibility study. The Company will be granted a 40% interest in PRR’s property when PPR earns its interest in the Company claims.

PRR is required to complete a financing to conclude the agreement.

b. Pinson Gold Property, Nevada, USA

The Company entered an Exploration Agreement (“Agreement”), effective August 12, 2004, with Pinson Mining Company (“Pinson”) wherein the Company may acquire up to 100% interest in the Pinson Mine Property, Humboldt County, Nevada. Pursuant to the term of the Agreement, the Company may acquire an initial 70% interest in the Pinson Property by spending US$12 million over four years with a commitment to spend US$1.5 million in the first year. Upon the Company’s vesting with a 70% interest and delivering a preliminary feasibility study, Pinson may elect to back-in a 70% interest by spending an additional US$30 million on the project over a 3-year period; form a 70:30 joint venture with the Company; or offer to sell its remaining 30% interest to the Company for US$15 million.

c. Golden Cloud Property, Nevada, USA

During the interim period, the Company received a notice from Great Basin Gold Ltd. terminating their option on the Company's Golden Cloud property in Nevada. Subsequent to Sept. 30, 2004, the Company gave notice to terminate its option on the Golden Cloud property.

d. Sno Property, Nevada, USA

During the interim period, the Company received a notice from Pacific Ridge Exploration Ltd. terminating their option on the Company’s Sno property in Nevada.

e. Marg Property, Yukon Territory

The Company purchased Cameco’s stake in the Marg joint venture in the Yukon Territory by making cash payment of $80,000.

f. Triple Junction/Dixie Fork Property, Nevada, USA

The company entered into an option agreement with Sahelian Goldfields Ltd. (“Sahelian”) wherein Sahelian may earn up to a 70% interest in the Company’s Triple Junction/Dixie Fork gold project, located at the south end of the Carlin Gold Trend in Elko County, Nevada. Sahelian may earn a 55% interest in the properties by drilling 15,000 feet before November 2006. They then may elect to form a joint venture with the Company or to increase their interest to 70% before forming a joint venture by funding and completing a bankable feasibility study.

g. Cachinal Property, Chile

The Company entered into an option agreement with Valencia Ventures (“Valencia”) wherein Valencia may earn up to 70% interest in the Company’s Cachinal de la Sierra property in Chile by making cash payments totaling Cdn$95,000 (Cdn$20,000 received) and spending Cdn$1,500,000 within three years.

6. SEGMENTED INFORMATION

The Company operates in one industry segment, being the exploration and development of resource properties. All of the Company’s assets are located in Canada, Chile and in the U.S.A. as disclosed in Note 5.

7. SUBSEQUENT EVENTS

In addition to items disclosed elsewhere in these notes, the following occurred during the period subsequent to September 30, 2004:

a.Wolverine Property, Yukon

The Company has completed the sale of its 39.4% minority interest in the Wolverine property to Expatriate Resources Ltd. (“Expatriate”). The Company received a total cash payment of $2,000,000 ($1,000,000 received in June, $1,000,000 received subsequent to September 30, 2004 and included in amounts receivable at that date), 10,000,000 shares and 5,000,000 common share purchase warrants in Expatriate, which were released from escrow in October 2004 and are carried in these financial statements at a cost of $2,271,000. Each share purchase warrant entitled the Company to purchase one common share of Expatriate at a price of $0.32 until June 16, 2006. At June 30, 2004, the Company had recognized a $1,356,559 loss on the transaction in respect to the adjustment of the carrying cost of the Wolverine property to the value of the amounts to be received. At September 30, 2004, these amounts are recorded as received or receivable and the book value of the Wolverine property is reduced to $nil.

The Company retains a net proceeds royalty from the sale of precious metals, which is indexed to the price of silver: 4% at a silver price of $5.00/oz, increasing to 10% when the silver price exceeds $7.50/oz.

b. Brokered Private Placements

The Company entered into an agreement with Canaccord Capital Corporation (the “Agent”) to conduct a brokered private placement of up to 3,640,000 units (the “Units”) at $0.55 per Unit for gross proceeds of $2,002,000. Each Unit consists of one common share and one-half of one share purchase warrant (a “Warrant”). Each one whole Warrant entitles the holder to acquire one additional common share at $0.70 for a period of 12 months from the closing date. The Agent has the option to increase the offering by up to 100% at any time prior to the closing date, resulting in aggregate gross proceeds of $4,004,000 or 7,280,000 Units, if the over-allotment option is fully exercised.